Exhibit 99.1

GRAYSON

BANKSHARES, INC.

Financial Report

December 31, 2007

113 West Main Street  Post Office Box 186

Independence, Virginia 24348

(276) 773-2811

East Independence	(276) 773-2811
Elk Creek	(276) 655-4011
Galax	(276) 238-2411
Troutdale	(276) 677-3722
Sparta	(336) 372-2811
Carroll	(276) 238-8112
Hillsville	(276) 728-2810
Whitetop	(276) 388-3811

Message to Shareholders

Dear Fellow Shareholders,

It is our pleasure to present our 4th Quarter 2007 Financial Report to you.

Our total assets are $361,486,399, up $27,882,124, or 8.36% for the year. Net loans have increased by $18,211,913, or 7.42%, while deposits increased by $26,927,663, or 9.54% during the last twelve months.

Stockholders’ equity increased by $1,986,704 for the year. Total stockholders’ equity at December 31, 2007 was $30,290,873, which represents a book value of $17.62 per share. Dividends of 26 cents per share were declared and paid in December, for a total of 86 cents per share for 2007.

Our net income was $739,669 for the quarter ended December 31, 2007, compared to $632,449 for the same period last year. The increase was due primarily to an increase in the Bank’s net interest income of $268,267. Net income for the year totaled $3,167,503, compared to $3,147,221 for 2006.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,

Jacky K. Anderson

President and CEO

Consolidated Balance Sheets

December 31,	December 31,
2007	2006

Assets

Cash and due from banks	$10,746,139	$10,120,984
Federal funds sold	24,637,131	17,785,525
Investment securities	42,573,226	40,848,274
Loans	266,486,861	248,419,200
Less allowance for loan losses	2,757,745	2,901,997
Net loans	263,729,116	245,517,203
Properties and equipment	8,485,058	8,165,147
Accrued interest receivable	2,996,261	2,930,705
Other assets	8,319,468	8,236,437
Total assets	$361,486,399	$333,604,275

Liabilities

Demand deposits	$44,630,854	$40,971,045
Interest-bearing demand deposits	20,422,189	17,704,016
Savings deposits	35,822,800	37,356,154
Large denomination time deposits	74,466,245	63,294,716
Other time deposits	133,831,606	122,920,100
Total deposits	309,173,694	282,246,031

FHLB Advances	10,000,000	10,000,000
Other Borrowings	10,000,000	10,000,000
Accrued interest payable	536,393	553,446
Other liabilities	1,485,439	2,500,629
Total liabilities	331,195,526	305,300,106

Commitments and contingencies

Stockholders’ equity

Preferred stock, $25 par value; 500,000
shares authorized; none outstanding	-	-
Common stock, $1.25 par value; 2,000,000
shares authorized; 1,718,968 shares
issued and outstanding	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	29,026,036	27,336,848
Accumulated other comprehensive income (loss)	(1,405,498)	(1,703,014)
Total stockholders’ equity	30,290,873	28,304,169
Total liabilities and stockholders’ equity	$361,486,399	$333,604,275

Consolidated Statements of Operations

Three Months Ended December 31,		Year ended December 31,
2007	2006	2007	2006

Interest income

Loans and fees on loans	$5,213,174	$4,854,069	$20,332,780	$18,194,285
Interest on securities	483,426	457,082	1,779,661	1,815,094
Federal funds sold	240,074	167,174	771,860	613,499
Total interest income	5,936,674	5,478,325	22,884,301	20,622,878

Interest expense

Deposits	2,632,341	2,305,160	10,311,008	7,692,010
FHLB Advances	72,871	120,334	93,138	462,334
Other Borrowings	91,111	180,747	429,628	481,747
Total interest expense	2,796,323	2,606,241	10,833,774	8,636,091

Net interest income	3,140,351	2,872,084	12,050,527	11,986,787

Provision for loan losses	191,555	120,000	465,143	520,000
Net interest income after provision
for loan losses	2,948,796	2,752,084	11,585,384	11,466,787

Other income

Service charges on deposit accounts	245,778	144,163	828,111	581,136
Other income	225,177	231,680	1,206,216	1,102,690
Total other income	470,955	375,843	2,034,327	1,683,826

Other expenses

Salaries and employee benefits	1,358,831	1,275,868	5,569,084	5,168,830
Occupancy expense	102,913	89,739	358,068	315,012
Equipment expense	222,981	194,353	839,195	811,427
Other expense	702,326	671,075	2,389,830	2,385,680
Total other expense	2,387,051	2,231,035	9,156,177	8,680,949
Net income before income taxes	1,032,700	896,892	4,463,534	4,469,664

Income taxes	293,031	264,443	1,296,031	1,322,443
Net income	$250,821	$448,063	$981,204	$1,140,507
Net income	$739,669	$632,449	$3,167,503	$3,147,221
Net income per share	$.43	$.37	$1.84	$1.83
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968	1,718,968

Officers
Julian L. Givens Chairman of the Board
Jacky K. Anderson President & CEO
Dennis B. Gambill Vice President
Brenda C. Smith Secretary
Blake M. Edwards Chief Financial Officer

Board of Directors

Julian L. Givens Retired Physician
Carl J. Richardson Retired
Jacky K. Anderson Grayson BankShares, Inc. and The Grayson National Bank
Jean W. Lindsey Walters’ Drug, Inc.
Dennis B. Gambill Grayson BankShares, Inc. and The Grayson National Bank
Jack E. Guynn, Jr. Guynn Enterprises, Inc.
Charles T. Sturgill Grayson County Clerk of Court
J. David Vaughan Vaughan Furniture
Thomas M. Jackson, Jr. Attorney
Bryan L. Edwards Sparta Town Manager

Member Federal Deposit Insurance Corporation